Exhibit 10.1

SAGENT PHARMACEUTICALS, INC.

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Separation Agreement”) is by and between Michael Logerfo (the “Executive”) and Sagent Pharmaceuticals, Inc. (“Sagent” or the “Company”).

WHEREAS, the Executive and the Company and, as applicable, certain of its affiliates are party to that certain Employment Agreement, dated as of January 20, 2011 (the “Employment Agreement”), the amendment to the Employment Agreement, dated as of April 15, 2015 (the “Amendment”), and the letter amendment to the Employment Agreement, dated as of December 2, 2015 (the “Letter Amendment”);

WHEREAS, the Company and the Executive have mutually agreed that the Executive’s employment with the Company and its affiliates will terminate effective April 1, 2016 (the “Termination Date”); and

NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and Company enter into this Separation Agreement on the following terms and conditions:

1. Termination Date. As of the Termination Date, the Executive ceased to be employed by the Company and its affiliates and resigned from all positions with the Company and its affiliates.

2. Accrued Obligations and Termination Benefits. The Company and the Executive acknowledge and agree that a definitive list of the payments and benefits paid or payable to him under Section 9 of the Employment Agreement and as otherwise agreed is set forth on Schedules A and B hereto (the “Benefits”), and, with the exception of the Accrued Benefits specified therein, represent, in part, consideration for execution of this Agreement, and Schedule C and are not salary, wages or benefits to which the Executive was already entitled for the period prior to the Termination Date.

3. Release. The Executive acknowledges and agrees that in exchange for the Benefits, he must execute and deliver to the Company by April 22, 2016, and not subsequently revoke, the General Release, attached as Schedule C hereto.

4. Mutual Non-Disparagement. The Executive agrees that he shall not, whether orally or in writing, publicly criticize, denigrate or disparage the Company or any of its affiliates, and the Company agrees that it shall direct its executive officers and members of the board of directors not to, whether orally or in writing, publicly criticize, denigrate or disparage the Executive, with respect to any matters; provided, however, that the restrictions in this Section shall not apply to any action brought to enforce this Agreement or in any other future litigation between the Company and/or the Executive and shall not bar any good faith response to any court order, lawful subpoena, or inquiry by a governmental or self-regulatory organization.

5. Survival. The Company agrees that the terms of this Agreement and the provisions identified in Section 16 of the Employment Agreement will survive the execution of the General Release.

EXECUTIVE:

/s/ Michael Logerfo		Dated: April 1, 2016
Michael Logerfo

SAGENT PHARMACEUTICALS, INC.

Name:	/s/ Carol Dunning	Dated: April 1, 2016
Title:	Vice President, Human Resources

SCHEDULE A

TERMINATION BENEFITS

The Company and Executive agree the Company shall pay or provide Executive the following Termination Benefits:

•	Base Salary ($451,900 per annum) through the Termination Date; accrued and unused vacation pay through the Termination Date; any earned but unpaid Annual Bonus (which 2015 bonus amounts have already been paid); any amounts owed to the Executive for expenses which are reimbursable; and any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company (collectively, the “Accrued Benefits”).

•	Executive will retain the materials set forth on Schedule B only to the extent (i) the Executive has given such materials to the Company to scrub and (ii) the Executive does not copy or retain any copies of any confidential information included on the laptop other than information the Executive is permitted to keep under the confidentiality provisions of his employment agreement.

If the Executive executes, delivers, does not revoke and otherwise complies with Schedule C, the Company will provide the following additional benefits:

•	A pro rata portion (based on the number of days during the applicable fiscal period prior to the Termination Date) of the Annual Bonus, which the Executive would have earned absent termination, pro-rated for the period January 1 through the Termination Date, with such payment to be made at the time bonus payments are made to executives of the Company generally.

•	A cash lump sum of $632,660 representing the product of (x) one (1) and (y) the sum of the Executive’s base salary and target bonus.

•	Provided the Executive elects continued welfare coverage pursuant to COBRA, the Company shall pay for a maximum period of 18 months the same percentage of the monthly premium costs for COBRA continuation coverage as it pays of the monthly premium costs for medical coverage for senior executives generally; provided that the Company may pay this amount by paying the Executive a monthly amount equal on an after-tax basis to such amount.

•	Reimbursement of Executive’s reasonable out-of-pocket legal expenses incurred in connection with this Agreement.

•	Reimbursement for reasonable outplacement services (which shall not exceed $30,000) incurred during the 2 year period following the Termination Date.

•	An advance of attorney’s fees in the amount of $5,000 upon submission to the Company of a legal bill or invoice.

SCHEDULE B

Lenovo Laptop Computer

SCHEDULE C

GENERAL RELEASE

I, Michael Logerfo, in consideration of and subject to the performance by Sagent Pharmaceuticals, Inc. (together with its subsidiaries, “Employer”), of its obligations under the Employment Agreement dated as of January 20, 2011, the amendment to the Employment Agreement, dated as of April 15, 2015, and the letter amendment to the Employment Agreement, dated as of December 2, 2015 (such documents collectively, the “Agreement”), do hereby release and forever discharge as of the date hereof the Employer and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Employer and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 9 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Employer or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Employer, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Employer and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Employer or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Employer (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Employer; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph (ii) above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Employer in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the benefits or any severance benefits to which I am entitled under the Agreement or (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Employer’s organizational documents or otherwise.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Employer would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Employer, or in the event I should seek to recover against the Employer in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph (ii) above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Employer, any Released Party or myself of any improper or unlawful conduct.

8. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

9. I hereby acknowledge that this General Release does not affect the enforceability of any provisions of the Agreement intended to apply after the termination of my employment.

10. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Employer or by any Released Party of the Agreement after the date hereof.

12. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21 -DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE EMPLOYER AND BY ME.

SIGNED:	/s/ Michael Logerfo	DATED: April 1, 2016
Michael Logerfo